Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated November 17, 2016 with respect to the Common Stock, $0.01 par value per share, of USA Truck, Inc., and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  November 17, 2016

STONE HOUSE CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Cohen
	Name:	Mark Cohen
	Title:	Managing Member

SH CAPITAL PARTNERS, L.P.

By:	Stone House Capital Management, LLC, its General Partner

By:	/s/ Mark Cohen
	Name:	Mark Cohen
	Title:	Managing Member

/s/ Mark Cohen
Mark Cohen